Exhibit 99.1

Longfoot Communications Corp. Begins Broadcasting KVSW - LP Television Station in Winslow, Arizona.

WINSLOW, AZ -- (BUSINESS WIRE) - August 27, 2006 -- Longfoot Communications Corp. (OTC: LGFT) is pleased to announce that it has completed construction and began broadcasting Winslow, Arizona’s first Low Power Television Station, KVSW-LP Channel 38. KVSW is broadcasting the America One Network, a family friendly, general entertainment national broadcast network providing programming 24 hours a day to over 150 markets across the United States. Longfoot Communications President, Arthur Lyons stated, “we are excited to be the first Low Power Television Station in Winslow. Longfoot has constructed its first station as planned and is excited about continuing other new developments for Longfoot.”

Winslow is home to 9,250 residences and is 50 miles East of Flagstaff. The historic Route 66 runs directly through the city. Winslow is also famous for the Eagles’ classic recording of “Take it Easy” with the well known lyric “Standing on a Corner in Winslow Arizona.”

About Longfoot Communications Corp:

Longfoot Communications is engaged in acquiring, developing and operating Low Power Television Stations ("LPTV") and radio stations. Since commencing operations in late 2004 Longfoot Communications has acquired three LPTV construction permits including the permit in Winslow, Arizona which has been constructed and is currently broadcasting. Longfoot Communications has not commenced constructing LPTV stations or radio stations with the other two construction permits but is evaluating their economic viability and may proceed with their construction in the near future if economic conditions are deemed to be favorable. Construction permits are an exclusive right granted by the Federal Communications Commission to construct a new LPTV or radio broadcast facility.

Forward Looking Statements:

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the Longfoot may not proceed as contemplated, and by all other matters specified in Longfoot’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. Longfoot does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Longfoot’s filings with the Securities and Exchange Commission, including its most recent periodic report.

Contact:

Arthur Lyons
President
(310) 385-9631
arthuralyons@yahoo.com